Exhibit 99.1

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) ANNOUNCES THE

CLOSING OF $72.0 MILLION PRINCIPAL AMOUNT OF ITS

4.875% CONVERTIBLE SUBORDINATED DEBENTURES 2023

Denver, CO; November 10, 2003 – Navigant International, Inc. (Nasdaq: FLYR) announced today the closing of its offering of $72.0 million aggregate principal amount of its 4.875% convertible subordinated debentures due 2023 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The closing included the exercise in full by an initial purchaser of its option to purchase an additional $12.0 million aggregate principal amount of debentures. The closing occurred on November 7, 2003.

As previously announced, Navigant used the net proceeds from the offering, together with borrowings under its new credit facility, to repay its existing $80.0 million aggregate principal amount of senior secured notes, which were accruing interest at 9.84% per annum, and to pay associated make-whole payment premiums, and to repay the entire balance outstanding under its existing credit facility.

The debentures have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. Neither the convertible subordinated debentures nor the shares of common stock issuable upon conversion of the debentures have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

This news release contains forward-looking statements, including statements about the Company’s high leverage of debt to equity, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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